UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2015

Xoom Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35801	94-3401054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Market Street, 12th Floor
San Francisco, CA 94105

(Address of principal executive offices, including zip code)

(415) 777-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2015, Xoom Corporation (“Xoom”), PayPal, Inc. (“Parent”), Timer Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and PayPal Holdings, Inc., the ultimate parent entity of Parent and Merger Sub (“PayPal”) (a party solely for the limited purposes of Sections 1.9  and 3 of the Merger Agreement), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Xoom (the “Merger”), with Xoom surviving the Merger as a wholly owned subsidiary of Parent.

Subject to the terms of the Merger Agreement, which has been unanimously approved by the board of directors of Xoom, at the effective time of the Merger (the “Effective Time”), each share of Xoom common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by PayPal or any of its subsidiaries, shares held by Xoom as treasury stock, and shares held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $25.00 in cash, without interest (the “Merger Consideration”).

At the Effective Time, each Xoom stock option that is vested and outstanding as of immediately prior to the Effective Time (each, a “Vested Option”) will be automatically canceled and converted into the right to receive a cash amount (less any applicable withholding taxes) equal to the product of (x) the number of shares of Xoom common stock issuable upon exercise of such Vested Option immediately prior to the Effective Time and (y) the Merger Consideration, less any per share exercise price of such Vested Option. Any Xoom stock option that is vested and outstanding as of immediately prior to the Effective Time for which the exercise price for such option is greater than the Merger Consideration will be cancelled as of the Effective Time for no consideration.  At the Effective Time, each Xoom stock option that is unvested and outstanding as of immediately prior to the Effective Time for which the exercise price is equal to or less than the Merger Consideration (each, an “In-the-Money Unvested Option’) will be assumed by Parent. Assumed In-the-Money Unvested Options will be subject to terms and conditions substantially identical as before the Effective Time, except that: (1) they will be exercisable for a number of shares of PayPal common stock equal to the number of shares of Xoom common stock subject to such In-the-Money Unvested Option immediately prior to the Effective Time multiplied by a fraction (the “Conversion Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of PayPal common stock on the NASDAQ Global Select Market for the ten consecutive trading days immediately before the closing date of the Merger, and (2) the exercise price, if applicable, of such assumed In-the-Money Unvested Option will be equal to the current exercise price divided by the Conversion Ratio. Any Xoom stock option that is unvested and outstanding as of immediately prior to the Effective Time for which the exercise price for such option is greater than the Merger Consideration will become fully vested and exercisable and, if such option is not exercised as of the Effective Time, such option will be cancelled as of the Effective Time for no consideration.

At the Effective Time, each Xoom restricted stock unit and other equity-based award that is unvested and outstanding as of immediately prior to the Effective Time (each, an “Unvested Equity Award”) will be assumed by Parent; provided, that any performance conditions applicable to such awards will be deemed satisfied at the target levels specified in the applicable equity plans and award agreements. Assumed Unvested Equity Awards will be subject to terms and conditions substantially identical as before the Effective Time, except that they will represent a right to be issued shares of PayPal common stock equal to the number of shares of Xoom common stock subject to such Unvested Equity Award immediately prior to the Effective Time multiplied by the Conversion Ratio.

The Merger Agreement contains customary representations, warranties and covenants of Xoom, Parent, Merger Sub and PayPal, including, among others, covenants by Xoom to conduct its business in the ordinary course during the interim period between execution of the Merger Agreement and consummation of the Merger and not to engage in certain kinds of transactions during such period. Xoom has also agreed, subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, any alternative transaction. In addition, each of the parties has agreed to use its commercially reasonable efforts to cause the Merger to be consummated. The board of directors of Xoom has unanimously adopted resolutions recommending the adoption of the Merger Agreement by Xoom’s stockholders, and has agreed to hold a stockholder meeting to consider and vote upon the adoption of the Merger Agreement.

The Merger is conditioned upon the approval by the stockholders of Xoom, the expiration or early termination of the applicable pre-merger waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the receipt of certain consents relating to Xoom’s money transmitter licenses and other customary closing conditions. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the Merger Agreement and Xoom having not suffered a material adverse effect.

The Merger Agreement contains certain termination rights for both Xoom and Parent, and provides that, upon termination of the Merger Agreement under specified circumstances, Xoom may be required to pay Parent a termination fee of approximately $29.9 million, including if it accepts a superior acquisition proposal.

Concurrently with entering into the Merger Agreement, the directors and executive officers of Xoom and certain entities affiliated with Sequoia Capital entered into voting and support agreements with Parent (collectively, the “Voting Agreements”) pursuant to which they agreed, among other things, to vote their shares of Xoom common stock for the adoption of the Merger Agreement and against any alternative proposal and against any action or agreement that would frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement. As of the date hereof, such directors and executive officers and entities affiliated with Sequoia Capital collectively owned, in the aggregate, approximately 18% of Xoom’s outstanding common stock. The Voting Agreements terminate upon the termination of the Merger Agreement in accordance with its terms, including if Xoom accepts a superior acquisition proposal.

The foregoing descriptions of the Merger Agreement and the Voting Agreements do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is hereby incorporated into this report by reference, and the form of Voting Agreement, a copy of which is filed as Exhibit 99.1 hereto and is hereby incorporated into this report by reference, respectively. The Merger Agreement is included with this report to provide investors with information regarding its terms and is not intended to provide any other factual information about Xoom or PayPal, and contains representations and warranties of each of Xoom, Parent, Merger Sub and PayPal. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the

Merger Agreement, which subsequent information may or may not be fully reflected in Xoom’s or PayPal’s public disclosures.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2015, Xoom entered into amendments of the executive agreements between Xoom and each of John Kunze, Julian King and Christopher Ferro (the “Amendments”).  Under the terms of the Amendments, the defined term “Good Reason” in each of the executive agreements will be modified so that the occurrence of the following events will not be deemed to trigger “Good Reason” (i) any actual or perceived demotion or diminution of the executive’s position, authority, duties or responsibilities that results from the executive having a position, authority, duties or responsibilities after a change in control with respect to a division or line of business, rather than a substantially comparable position, authority, duties or responsibilities with respect to the company’s successor or acquirer, (ii) any change in the reporting structure of the company or its successor or acquirer and (iii) a requirement that the executive report to work more than 30 miles from the company’s existing headquarters, unless the requirement is that the executive report to work outside of the San Francisco Bay Area.  A copy of the form of amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On July 1, 2015, Xoom and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Document

2.1

Agreement and Plan of Merger, dated as of July 1, 2015, by and among Xoom Corporation, PayPal, Inc., Timer Acquisition Corp. and PayPal Holdings, Inc. (solely for the limited purposes of Sections 1.9 and 3 thereof).*

10.1	Form of Amendment of Executive Agreement.

99.1	Form of Voting and Support Agreement.

99.2	Joint Press Release of PayPal, Inc. and Xoom Corporation issued on July 1, 2015.

*                      Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Xoom hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Xoom, including statements that involve risks and uncertainties concerning PayPal’s proposed acquisition of Xoom. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Xoom, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the potential effects of disruption to Xoom’s business from the pending Merger, and the possibility that Xoom may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Xoom. In addition, please refer to the documents that Xoom files with the SEC which identify and address other important factors that could cause results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by applicable law, Xoom does not undertake any duty to update any of the information in this document.

Additional Information about the Proposed Transaction and Where to Find It

This communication is being made in respect of the proposed merger transaction involving PayPal and Xoom.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval.  The proposed merger will be submitted to Xoom stockholders for their consideration.  In connection therewith, Xoom intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain copies of the proxy statement, any amendments or supplements thereto, and other documents containing important information about Xoom, once such documents are filed with the SEC, free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Xoom on Xoom’s investor relations website at https://ir.xoom.com or by contacting Xoom investor relations at IR@xoom.com.

Certain Information Regarding Participants

Xoom and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Xoom stockholders in connection with the proposed transaction. Information about the directors and executive officers of Xoom is set forth in Xoom’s definitive proxy statement for its 2015 annual meeting of stockholders filed with the SEC on April 14, 2015 and in subsequent documents to be filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding Xoom’s participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed transaction and other relevant materials to be filed by Xoom with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Xoom Corporation

Date: July 1, 2015	By:	/s/ John Kunze
John Kunze
Chief Executive Officer

Exhibit Index

Exhibit Number	Document

2.1

Agreement and Plan of Merger, dated as of July 1, 2015, by and among Xoom Corporation, PayPal, Inc., Timer Acquisition Corp. and PayPal Holdings, Inc. (solely for the limited purposes of Sections 1.9 and 3 thereof).*

10.1	Form of Amendment of Executive Agreement.

99.1	Form of Voting and Support Agreement.

99.2	Joint Press Release of PayPal, Inc. and Xoom Corporation issued on July 1, 2015.

*                      Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Xoom hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.